EXHIBIT 10(c)

                                                              As of June 1, 2001

Mr. Richard A. Goldstein
Chairman and Chief Executive Officer
International Flavors & Fragrances, Inc.
521 West 57th Street
New York, New York 10019

Dear Mr. Goldstein:

      This letter sets forth the terms and conditions under which The Interpublic Group of Companies, Inc., agrees to pay you Deferred Compensation with respect to such period of time beginning on June 1, 2001 and ending on the date of your retirement. Interpublic is sometimes referred to in this letter as the "COMPANY".

      1. DEFINITION OF YEAR. For purposes of this letter, each period of time beginning on June 1st of any year, and ending on May 31st, of the following year, shall be referred to as a "YEAR".

      2. DEFERRED COMPENSATION. With respect to any compensation which may be payable to you from time to time, as a member of The Board of Directors of Interpublic ("Board") or any committee thereof, the Company will compensate you by payment, at the times and in the manner specified in this letter, of a sum equal to the aggregate amount of such compensation ("DEFERRED COMPENSATION") computed at the rate of (see schedule attached) per annum for each full year and a proportionate amount for any partial year.

      3. VESTING. Your right to receive accrued Deferred Compensation shall vest on the earliest to occur of the following:

      a. If you retire from the Board on the date of such retirement; or

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      b. In the event of your death or permanent disability (as defined in the
      Long Term Disability Plan of the Company) on the date of your death or the date on which you become permanently disabled.

      4. INTEREST. Credits equivalent to interest will be earned on any Deferred Compensation ultimately payable to you in accordance with the terms and conditions of the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements (the "PLAN"), adopted effective January 1, 1974 by The Interpublic Group of Companies, Inc. A copy of the Plan is attached to this letter. You acknowledge that the Company has the right to discontinue further credits equivalent to interest in accordance with the terms and conditions of the Plan.

      5. PAYMENT OF VESTED DEFERRED COMPENSATION. Vested Deferred Compensation will be paid to you in a single lump-sum amount, with interest accrued through the date of the lump-sum payment, upon your retirement and with the consent of the Company.

      6. DEATH OR PERMANENT DISABILITY. If you die while still a member of the Board, any amount vested in accordance with the provisions hereof, shall be paid to the Executor of your Will or the Administrator of your Estate. If you become permanently disabled (as defined in the Long Term Disability Plan of the Company) while still a member of the Board, any amount vested in accordance with the provisions hereof, shall be paid to you in the month following the month in which you become permanently disabled.

      7. SUPPLEMENTARY NATURE OF THIS LETTER. Nothing in this letter shall obligate you to remain as a member of the Board or obligate the Company to maintain you as a member of the Board.

      8. TAXES. There shall be deduced from all amounts paid under this Agreement any taxes that the Company reasonably determines are requested to be withheld by any government or government agency. You or your representative shall bear any and all taxes imposed on amounts paid under this Agreement irrespective of whether withholding is requires.

      9. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

      Will you please indicate your agreement to the foregoing by signing the enclosed copy of this letter.

                                      Very truly yours,

                                      THE INTERPUBLIC GROUP OF

                                      COMPANIES, INC.


                                      By:_______________________________________

                                         Name:  Kent Kroeber

                                         Title: Senior Vice President
                                                - Human Resources

AGREED:


___________________________
Richard Goldstein

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                   PLAN FOR CREDITS EQUIVALENT TO INTEREST ON
                        BALANCES OF DEFERRED COMPENSATION
                        OWING UNDER EMPLOYMENT AGREEMENTS

EFFECTIVE DATE:                    January 1, 1974.

BALANCES COVERED:                  All deferred compensation, under Employment
                                   Agreements to which the Corporation is a party, owing (even though not yet payable and even though subject to conditions) on January
                                   1, 1974 or thereafter to persons who on
                                   January 1, 1974 or thereafter are in the employ of the Corporation or its subsidiaries, including balances owing to persons who cease to be employees after that date; subject to the right of the Corporation to discontinue further credits of sums equivalent to interest effective at the beginning of any calendar year on prior notice to the employees or former employees affected.

DATE ON WHICH SUMS                 Last day of each calendar quarter (hereafter
EQUIVALENT TO INTEREST             referred to as a "Crediting Date"), but in
ARE CREDITED:                      the year in which the final balance is paid
                                   equivalents are also creditable on the date of the last payment and shall be included in the amounts so disbursed on that date.

RATES: The prevailing rate payable on 5-year treasury notes plus 1%, such rate to be determined conclusively by the Chief Financial Officer of the Corporation and set forth by him in a certificate filed with the Secretary of the Corporation; provided, however, that the rate credited under this plan shall not be less than 7.25% for the
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                                   calendar year 2001.

COMPUTATION AND COM-               On-each Crediting Date, credits equivalent to
POUNDING PROCEDURES :              interest for the relevant period are to be
                                   computed on the average balance of deferred compensation owing by the Corporation under each Employment Agreement including sums equivalent to interest credited on prior
                                   Crediting Dates, such average balance to be computed pursuant to such method or methods as shall be determined conclusively by the Chief Financial Officer of the Corporation.

TERMS OF PAYMENT                   Credits equivalent to interest shall be paid
TO EMPLOYEES AND                   out at the same times, in the same manner,
FORMER EMPLOYEES:                  and on the same terms and conditions as other
                                   items of deferred compensation accrued
                                   pursuant to each Employment Agreement.

As amended through 10/00

                                 DIRECTORS FEES

Annual Retainer                               $24,000

Committee Chairpersons:

          - Audit                               3,500/A

          - Compensation                        3,500/A

          - Nominating                          3,000/A

Committee Members                               2,000/A

Board Meeting Attendance Fee                    1,000

Other Meeting Attendance Fee                    1,000

Second Meeting - Same Day                       1,000

3,000 shares of restricted stock (five year vesting period) on the first Friday in June of the year in which he or she becomes a Director, then 3,000 shares every five years.

2,000 stock options on the first Friday of every June.